           As Filed With the Securities and Exchange Commission
                             on June 26, 1997

                           Registration No. 33-
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM S-8


                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933


                       ECOLOGY AND ENVIRONMENT, INC.
            (Exact name of issuer as specified in its charter)


         New York                                  16-0971022
(State or other jurisdiction           (I.R.S. Employer Identification No.)
of incorporation or organization)



      368 Pleasant View Drive
      Lancaster, New York 14086                      (716) 684-8060
(Address of principal executive offices)          (Telephone number of
                                               principal executive offices)



                       ECOLOGY AND ENVIRONMENT, INC.
                                401(k) PLAN
                         (Full title of the plan)


                      Gerhard J. Neumaier, President
                       ECOLOGY AND ENVIRONMENT, INC.
                          368 Pleasant View Drive
                          Lancaster, New York 14086
                    (Name and address of agent for service)


                              (716) 684-8060
       (Telephone number, including area code, of agent for service)


                                Copies to:

David H. Alexander, Esq.		    Ronald L. Frank, Executive V.P.
Gross, Shuman, Brizdle & Gilfillan, P.C.    Ecology and Environment, Inc.
465 Main Street, Suite 600		    368 Pleasant View Drive
Buffalo, New York 14203			    Lancaster, New York 14086

                      CALCULATION OF REGISTRATION FEE

_____________________________________________________________________


                           Proposed       Proposed
Title of                   maximum        maximum
securities    Amount       offering       aggregate      Amount of
to be         to be        price          offering       registration
registered    registered   per share (1)  price (1)      fee
_____________________________________________________________________

Class A
Common Stock,
$.01 par
value         200,000      $7.875         $1,575,000     $477.27


(1) This calculation which is made solely for the purpose of determining the amount of the registration fee, is made pursuant to Rule 457 and is based on a price of $7.875 per share, the average of the high and low price of a share of common stock on June 23, 1997, as reported on the American Stock Exchange.

                                  PART II

            INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

	 The following documents filed by Ecology and Environment, Inc. (the "Company") with the Securities and Exchange Commission (the
"Commission") are hereby incorporated by reference as of their respective dates:

     (1) The Company's Annual Report on Form 10-K for the year ended July 31, 1996.

     (2) The Company's Quarterly Report on Form 10-Q for the quarter ended October 26, 1996.

     (3) The Company's Quarterly Report on Form 10-Q for the quarter ended January 25, 1997.

     (4) The Company's Quarterly Report on Form 10-Q for the quarter ended April 26, 1997.

     (5) The description of the Common Stock of E & E in the Registration Statement on Form 10 filed pursuant to the Exchange Act and all amendments and reports for the purpose of updating such description.

	 All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.


Item 4.  Description of Securities.

	 Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

	 Not Applicable.

Item 6.  Indemnification of Directors and Officers.

	 The Company currently has purchased officers and directors liability insurance. Subject to a $75,000 corporate reimbursement, the policy will cover certain claims against officers and directors of the Company up to $5,000,000. Paragraph EIGHTH of the Company's Certificate of Incorporation eliminates a director's personal liability to the Company or its shareholders for damages for breach of fiduciary duty as a director to the fullest extent permitted by New York law.

	 The New York Business Corporation Law generally provides that a corporation may indemnify a person who was made a party to any threatened or pending proceeding (including a lawsuit) by reason of his position if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, and in certain cases may advance expenses incurred in defending any proceeding. To the extent that a director or officer is successful on the merits in any proceeding as to which such person is to be indemnified, the corporation must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only with Court approval where the person seeking indemnification has been found liable for gross negligence or misconduct in the performance of his duty.


Item 7.  Exemption from Registration Claimed.

	 Not Applicable.


Item 8.  Exhibits.

	 See List of Exhibits at Page 9


Item 9.  Undertakings.


	 (a)  The undersigned Registrant hereby undertakes:

	      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

	 	    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	 	    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

	 	    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that Paragraphs (a)(1)(i) and
(a) (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

	      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 	 (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                         * * * * * * * * * * * * *

	 (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


	 The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lancaster, State of New York on the 26th day of June, 1997.

	  	                ECOLOGY AND ENVIRONMENT, INC.



	 	                By:  /s/ Gerhard J. Neumaier
	 	                    Gerhard J. Neumaier,
	 	                    President

	 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                      Title                  Date


 /s/ Gerhard J. Neumaier       President                 June 26, 1997
  Gerhard J. Neumaier          (Chief Executive
    			       Officer and Director)


 /s/ Frank B. Silvestro        Executive                 June 26, 1997
  Frank B. Silvestro           Vice-President


 /s/ Gerald A. Strobel         Executive                 June 26, 1997
  Gerald A. Strobel            Vice-President


 /s/ Ronald L. Frank           Secretary,                June 26, 1997
  Ronald L. Frank              Treasurer, Executive
                               Vice-President of
			       Finance
                               (Principal Financial
			       and Accounting
                               Officer)


 /s/ Gerard A. Gallagher, Jr.  Senior Vice               June 26, 1997
 Gerard A. Gallagher, Jr.      President of
			       Special Projects
			       and Director


 /s/ Ralph Bookbinder          Director                  June 26, 1997
  Ralph Bookbinder


 /s/ Harvey J. Gross           Director		         June 26, 1997
  Harvey J. Gross


 /s/ Ross M. Cellino           Director                  June 26, 1997
  Ross M. Cellino

	 The Plan. Pursuant to the requirements of the Securities Act of 1933, the Plan Administrator has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lancaster, State of New York, on June 26, 1997.

	 			       ECOLOGY AND ENVIRONMENT, INC.
	 			       401(k) PLAN

	                          By:  ECOLOGY AND ENVIRONMENT, INC.
	 			       401(k) PLAN COMMITTEE
	 			       Plan Administrator



	                          By:   /s/ Ronald L. Frank
                                            Ronald L. Frank,
	 			            Committee Member

                               EXHIBIT INDEX

Exhibit                                             Sequentially
Number        Exhibit                               Numbered Page
  5	   Opinion and consent of Gross,                  10
	   Shuman, Brizdle & Gilfillan, P.C.

24(a)	   Consent of Price Waterhouse, LLP               11

24(b)	   Consent of Gross, Shuman, Brizdle
	   & Gilfillan, P.C. is included in
	   the Opinion filed as Exhibit 5
	   to this Registration Statement

99	   Internal Revenue Service Determination
	   Letter dated September 1, 1994                 12